UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

☑    Filed by the Registrant         ☐    Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FuelCell Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplement to Definitive Proxy Statement

For the 2024 Annual Meeting of Stockholders

To be Held on April 4, 2024

March 21, 2024

Dear Stockholders of FuelCell Energy, Inc.,

On behalf of the Board of Directors of FuelCell Energy, Inc. (the “Company,” “we,” “us” or “our”), we are writing to encourage you to vote “FOR” Proposal 4, the advisory vote to approve the compensation of the Company’s named executive officers (“NEOs”) for fiscal year 2023 (the “Say on Pay Proposal”), at the Company’s 2024 Annual Meeting of Stockholders, which will be held virtually on Thursday, April 4, 2024 at 1:00 p.m. Eastern Daylight Time.

Please see page 80 of our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on February 16, 2024 (the “Proxy Statement”) for our Say on Pay Proposal.

The proxy advisory firm Glass Lewis recommended that its clients vote “FOR” the Say on Pay Proposal, noting in its report that the three-year weighted average compensation of the Company's NEOs remains near the median of companies in the Glass Lewis peer group, and concluding that the Company maintains a reasonable pay program overall.

In contrast, the proxy advisory firm Institutional Shareholder Services (“ISS”) recently recommended that its clients vote “against” the Say on Pay Proposal, citing an increase in our Chief Executive Officer’s compensation in fiscal year 2023 and the use of discretion to pay out an unmet operational target under our Management Incentive Plan in fiscal year 2023.

For the reasons described below and in the Compensation Discussion and Analysis beginning on page 36 of the Proxy Statement, the Board of Directors of the Company unanimously recommends that you vote “FOR” the Say on Pay Proposal.

Our Compensation Program is Designed to be Competitive

As disclosed in the Proxy Statement, we have designed our compensation program to be competitive and cost-effective, while allowing us to attract, develop and retain executives critical to our long-term success. The Compensation Committee sought input from Meridian Compensation Partners, LLC, an independent compensation consulting firm, on executive compensation matters for fiscal year 2023, including the design and competitive position of our executive compensation program, our peer group, appropriate compensation levels and evolving compensation trends.

We selected the peer group companies that we used to set competitive compensation levels based on factors including size, value and business model similarity. By contrast, ISS’s peer group companies on which it based its recommendation were selected on the basis of Global Industry Classification Standard classifications and size constraints for revenue and market value, with revenue being the primary factor used to determine size. Specifically, with respect to size constraints, ISS indicates that it selects companies as follows1:

•	“In general companies should fall in the range 0.4 to 2.5 times the company’s revenue”

o	Our fiscal year 2023 revenue was approximately $123 million, suggesting a range from $49 million to $308 million

and

1 Quotations from the ISS “U.S. Peer Group FAQ” document.

•	“A potential peer must have a market cap that falls between 0.25 times the low end and 4 times the high end of the subject’s market capitalization bucket”

o	Our “market capitalization bucket” had a low end of $200 million and a high end of $1 billion, suggesting a range of $50 million to $4 billion.

ISS applied these size constraints when selecting peers for assessing our pay-for-performance alignment, resulting in a 14-company peer group that:

•	Is comparable to us with respect to both revenue and headcount; but

•	Trends much smaller than our Company with respect to total assets (the median company in ISS’ peer group had less than one-fifth of our total assets and only one company had total assets greater than one-third of our total assets) and market capitalization (fiscal year end median was approximately one-fourth of our market capitalization and only two companies had market capitalization greater than $200 million)[2];

•	Has very little overlap with companies that we view to be competitors for capital, customers, and executive talent; and

•	Compensated their Chief Executive Officers (“CEOs”) at more modest levels than we have in the last three fiscal years[3].

We believe Glass Lewis selected compensation peers on a basis more similar to our own, resulting in a 15-company peer group that:

•	Trends larger than us with respect to revenue and headcount; but

•	Is more comparable to us with respect to asset size and market capitalization;

•	Has reasonable overlap with companies that we view to be competitors for capital, customers, and executive talent; and

•	Is very similar to us with respect to three-year average Summary Compensation Table CEO pay.

2 Revenue, assets, headcount and market cap are all for the fiscal year reflected in the most recent Summary Compensation Table pay disclosure. For example, if the most recently disclosed Summary Compensation Table as of March 15, 2024 is for a fiscal year ending December 31, 2023, then each of these demographic statistics are also specific to the fiscal year ending December 31, 2023.

3 Values are from the “Total” column of each company’s Summary Compensation Table.

Peer group roster selection impacts quantitative pay-for-performance analytics, as demonstrated by the table below that aggregates financial demographics and CEO pay data from all 27 companies selected by either ISS or Glass Lewis as compensation peers. As indicated in the table below, revenue is not predictive of CEO compensation for this group of companies, as the largest companies by revenue paid modestly less than the smallest companies, but both total assets and market capitalization are predictive of CEO compensation for this group of companies, as the largest companies by total assets and fiscal year end market capitalization paid approximately twice as much as bottom quartile companies:

Measure	Financial and Summary Compensation Table (SCT) Pay Results by Quartile		Value
Revenue	(A)	Average Revenue for Top Quartile Companies (millions)	$878
	(B)	Average CEO SCT Pay for These Companies	$3,882,775
	(C)	Average Revenue for Bottom Quartile Companies (millions)	$67
	(D)	Average CEO SCT Pay for These Companies	$4,323,674
	Top Quartile Average Revenue as Multiple of Bottom Quartile Average Revenue (A / C)		13.1
	Average CEO SCT Pay at Top Quartile Revenue Companies as Multiple of Average CEO SCT Pay at Bottom Quartile Companies (B / D)		0.9
Assets	(E)	Average Assets for Top Quartile Companies (millions)	$1,343
	(F)	Average CEO SCT Pay for These Companies	$3,266,316
	(G)	Average Assets for Bottom Quartile Companies (millions)	$112
	(H)	Average CEO SCT Pay for These Companies	$1,844,512
	Top Quartile Average Assets as Multiple of Bottom Quartile Average Assets (E / G)		12.0
	Average CEO SCT Pay at Top Quartile Assets Companies as Multiple of Average CEO SCT Pay at Bottom Quartile Companies (F / H)		1.8
Market Cap	(I)	Average Market Cap for Top Quartile Companies (millions)	$1,343
	(J)	Average CEO SCT Pay for These Companies	$2,839,442
	(K)	Average Market Cap for Bottom Quartile Companies (millions)	$73
	(L)	Average CEO SCT Pay for These Companies	$1,318,757
	Top Quartile Average Market Cap as Multiple of Bottom Quartile Average Market Cap (I / K)		18.5
	Average CEO SCT Pay at Top Quartile Market Cap Companies as Multiple of Average CEO SCT Pay at Bottom Quartile Companies (J / L)		2.2

We would not be able to attract or retain the executives critical to our long-term success if we limited our compensation levels to those exhibited by the companies with modest total assets and market capitalizations identified by ISS. Instead, as described in the Proxy Statement, we set the compensation levels of our NEOs with reference to a peer group of publicly-traded companies that were similarly-situated to us with respect to factors such as operating size, valuation, margins, growth, shareholder returns and business model comparability.

Our Compensation Program is Designed to Pay for Performance

As disclosed in the Proxy Statement, our program aligns compensation with Company and individual performance on both a short-term and long-term basis.

One way in which we accomplish this alignment is by targeting a compensation mix for our NEOs weighted heavily towards variable, or “at risk,” compensation including short-term cash incentives and long-term incentive compensation in the form of equity awards, as demonstrated by the following charts.

Total Compensation Mix

In fiscal year 2023, Jason Few, our CEO, earned 77% of his target award under our Management Incentive Plan. This below-target payout was determined by measuring achievement against pre-defined operational milestones and strategic enablers, as disclosed in the Proxy Statement. With respect to one operational milestone, “Secure New Orders”, the Compensation Committee considered that, while no megawatt (“MW”) product sales were entered into during fiscal year 2023, we entered into a long-term service agreement with Noeul Green Energy Co., Ltd. (“Noeul Green Energy”) pursuant to which we are contracted to oversee the operation and maintenance of Noeul Green Energy’s 20 MW fuel cell park over a term of 14 years. This added $75.6 million to backlog as of October 31, 2023, with an anticipated high margin. The agreement was executed in July 2023 and our service team quickly completed the repowering of the 20 MW site in October, which will lead to fiscal year 2024 revenue recognition under this contract. The Compensation Committee noted that the margin profile of this agreement suggested it would drive revenue growth and backlog above and beyond what would be expected of the 45 MW of new orders target under the “Secure New Orders” operational milestone. Accordingly, the Compensation Committee exercised its discretion and determined that a 100% payout percentage was achieved for this milestone.

If the Compensation Committee had provided no payout for this milestone, Mr. Few’s total payout under our Management Incentive Plan would have been 58.5% of target instead of 77%.

The Compensation Committee exercised discretion in a responsible manner, recognizing achievements that are likely, in its judgment, to result in long-term value creation, including demonstrating success in the Korean market, which is currently the largest fuel cell market in the world. The aggregate 23% reduction from a full, on-target payout reflected the Compensation Committee’s assessment of holistic performance in fiscal year 2023.

Our Compensation Program is Designed to Link Pay to the Achievement of Performance Goals and the Movement of our Stock Price

As disclosed in the Proxy Statement, our program aligns executive compensation with stockholder interests by tying a significant portion of total direct compensation to the achievement of performance goals or stock price appreciation.

A significant percentage of the compensation program of our NEOs, including our CEO, is performance-based and/or at-risk. The table below (the “Realized and Realizable Pay Table”) details differences between target total direct compensation and the sum of realized and realizable compensation for our CEO for each of fiscal years 2021, 2022 and 2023. The information provided in the Realized and Realizable Pay Table is intended to support, not replace, the information contained in the Fiscal Year 2023 Summary Compensation Table regarding our CEO’s compensation for fiscal years 2021, 2022, and 2023, as presented and calculated in compliance with the rules of the Securities and Exchange Commission (see page 51 of the Proxy Statement).

Compensation Component	FY21			FY22			FY23			FY21-23 Total
	(A)	(B)		(A)	(B)		(A)	(B)		(A)	(B)
	Target Total Direct Compensation	Realized + Realizable Compensation	(B) as a % of (A)	Target Total Direct Compensation	Realized + Realizable Compensation	(B) as a % of (A)	Target Total Direct Compensation	Realized + Realizable Compensation	(B) as a % of (A)	Target Total Direct Compensation	Realized + Realizable Compensation	(B) as a % of (A)
Salary	$512,211	$512,211	100%	$542,577	$542,577	100%	$564,480	$564,480	100%	$1,619,268	$1,619,268	100%
Short-Term Incentives	$520,000	$130,000	25%	$546,000	$584,220	107%	$624,624	$480,960	77%	$1,690,624	$1,195,180	71%
Long-Term Incentives	$2,641,264	$637,948	24%	$1,306,250	$140,417	11%	$3,732,622	$456,628	12%	$7,680,136	$1,234,993	16%
Total Direct Compensation	$3,673,475	$1,280,159	35%	$2,394,827	$1,267,214	53%	$4,921,726	$1,502,068	31%	$10,990,028	$4,049,441	37%

The sum of realized and realizable compensation over these three fiscal years is only 37% of target total direct compensation, demonstrating the sensitivity of our compensation program to achievement of performance goals and its alignment with shareholder value creation.

For purposes of the above table, terms are defined as follows:

Compensation Component	Target Total Direct Compensation	Realized Compensation	Realizable Compensation
Salary	As reported in each year’s Summary Compensation Table	As reported in each year’s Summary Compensation Table	--
Short-Term Incentives	Target amount, as reported under “Estimated Future Awards Under Non-Equity Incentive Plan Awards” in each year’s Grant of Plan-Based Awards Table	Amounts actually paid, as reported in the “Non-Equity Incentive Plan Compensation” column in each year’s Summary Compensation Table	--
Long-Term Incentives	The grant date fair value of awards, as reported in each year’s Summary Compensation Table	For Restricted Stock Awards granted in fiscal year 2021, 2022 or 2023 that vested as of 10/31/23, the number of shares vested multiplied by the closing price of our common stock on the date of vesting

For Restricted Stock Awards granted in fiscal year 2021, 2022 or 2023 that had not vested as of 10/31/23, the number of shares that have not yet vested multiplied by the closing price of our common stock on 10/31/23 ($1.09).

For Performance Stock Units (“PSUs”) granted in fiscal year 2021, 2022 or 2023 that had not vested as of 10/31/23, the number of shares that would be earned if performance-based criteria were assessed as of 10/31/23 multiplied by the closing price of our common stock on 10/31/23 ($1.09).

Our outstanding PSUs for the FY22-24 and FY23-FY25 cycles will be earned based on our total shareholder return as compared to the Russell 2000 Total Return index. If we measured performance through October 31, 2023, Mr. Few would have earned no shares under these performance cycles, and we have ascribed a value of $0 for purposes of the Realized and Realizable Pay Table above.

Mr. Few’s program demonstrates alignment with shareholder value creation.

We appreciate your historical support of our executive compensation program and ask that you vote “FOR” the Say on Pay Proposal. Our proxy statement, this supplemental proxy material, any other supplemental proxy material, and our 2023 Annual Report are available at www.proxyvote.com (using the 16-digit control number included in our notice of internet availability of proxy materials, on your proxy card or in the instructions that accompanied your proxy materials), as well as on our website at www.fuelcellenergy.com.

Sincerely,

James H. England, Chairman of the Board
Donna Sims Wilson, Chair of the Compensation Committee